Exhibit 5.1

Nicole C. Brookshire

T: +1 212 479 6157

nbrookshire@cooley.com

June 9, 2021

UiPath, Inc.

90 Park Avenue, 20th Floor

New York, NY 10016

Ladies and Gentlemen:

We have acted as counsel to UiPath Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the registration for resale of up to 14,071,199 shares of the Company’s Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”), on behalf of selling stockholders described in the prospectus (the “Prospectus”) included in the Registration Statement, consisting of (a) 11,489,119 shares of Class A Common Stock that are currently outstanding (the “Shares”), (b) 119,613 shares of Class A Common Stock issuable upon the exercise of outstanding stock options (the “Option Shares”) and (c) 2,462,467 shares of Class A Common Stock issuable upon the settlement of outstanding restricted stock units (the “RSU Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the employee benefit plans pursuant to which the Shares were issued or the Option Shares or the RSU Shares may be issued and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule, or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (a) the Shares are validly issued, fully paid and nonassessable, (b) the Option Shares, upon issuance upon the exercise of the related options in accordance with the terms of such options, will be validly issued, fully paid and nonassessable and (c) the RSU Shares, upon issuance upon settlement of the related restricted stock units in accordance with the terms of such restricted stock units, will be validly issued, fully paid and nonassessable.

Cooley LLP    55 Hudson Yards    New York, NY    10001-2157

t: (212) 479-6000 f: (212) 479-6275 cooley.com

UiPath, Inc.

June 9, 2021

Page Two

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Sincerely Cooley LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire

Cooley LLP    55 Hudson Yards    New York, NY    10001-2157

t: (212) 479-6000 f: (212) 479-6275 cooley.com